Exhibit 2

NOTICE AND AGREEMENT OF DISSOLUTION OF GROUP

The Filers entered into a Joint Filing Agreement on September 11, 2017 whereby they agreed to the joint filing of beneficial ownership statements on behalf of each of them with respect to the Common Stock of Diversicare Healtthcare Services, Inc.  As of the date of this filing, the filers dissolve the Group.  All further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.

The persons named below agree to dissolve the Group, and further agree that this Notice of Dissolution of Group be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: October 18, 2021

John H. Lewis
Osmium Partners, LLC
Osmium Capital, LP
Osmium Capital II, LP
Osmium Spartan, LP

By: /s/ John H. Lewis
John H. Lewis, for himself and as
Managing Member of Osmium Partners,
LLC, for itself and as
General Partner of Osmium
Capital, LP, Osmium Capital II, LP and
Osmium Spartan, LP